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                                                                       EXHIBIT 2

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                  MASTER SEPARATION AND DISTRIBUTION AGREEMENT


                               DATED AS OF , 2002


                                     BETWEEN


                               YELLOW CORPORATION


                                       AND


                            SCS TRANSPORTATION, INC.






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                                TABLE OF CONTENTS

                                                                            PAGE

RECITALS.......................................................................1

                                    ARTICLE I

                              PLAN OF DISTRIBUTION

1.1      The Distribution......................................................2
1.2      Conditions to Distribution............................................2
1.3      Sale of Fractional Shares.............................................4
1.4      Sole Discretion of Yellow.............................................4
1.5      Termination of Obligations............................................5

                                   ARTICLE II

                       DIVISION OF ASSETS AND LIABILITIES

2.1      Transfer of Assets and Liabilities....................................5
2.2      Allocated Employees...................................................6
2.3      Stock Options and Restricted Stock....................................7
2.4      Third Party Debt......................................................7
2.5      Certain Financial Support Arrangements................................7
2.6      Miscellaneous Obligations and Claims.................................13

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

3.1      Representations and Warranties of Yellow.............................15
3.2      Representations and Warranties of SCST...............................16

                                   ARTICLE IV

                                 RELATED MATTERS

4.1      Access to Information................................................17
4.2      Confidentiality......................................................17
4.3      Indemnification......................................................18
4.4      Manner of Payments...................................................19



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4.5      Taxes................................................................19
4.6      Expenses.............................................................19
4.7      Non-solicitation.....................................................19

                                    ARTICLE V

                               DISPUTE RESOLUTION

5.1      Use of Dispute Resolution; Presumptions..............................20
5.2      Negotiation..........................................................20
5.3      Non-binding Mediation................................................20
5.4      Proceedings..........................................................21
5.5      Continuity of Service and Performance................................21
5.6      Further Assurances...................................................21

                                   ARTICLE VI

                                  MISCELLANEOUS

6.1      Survival.............................................................21
6.2      Entire Agreement.....................................................21
6.3      Waiver and Modification..............................................21
6.4      Notices..............................................................22
6.5      Counterparts.........................................................22
6.6      Severability.........................................................22
6.7      Assignment...........................................................23
6.8      Choice of Law........................................................23
6.9      No Third-Party Beneficiaries.........................................23

                                   ARTICLE VII

                                  DEFINED TERMS

7.1      Defined Terms........................................................23



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Table of Exhibits

Exhibit A       Form of By-laws
Exhibit B       Form of Amended and Restated Certificate of Incorporation
Exhibit C       Form of Tax Sharing Agreement






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                  MASTER SEPARATION AND DISTRIBUTION AGREEMENT

         This Master Separation and Distribution Agreement (this "Agreement") is made and entered into as of the [ ] day of [ ], 2002 by and among Yellow Corporation, a Delaware corporation ("Yellow"), and SCS Transportation, Inc., a Delaware corporation and a wholly owned subsidiary of Yellow ("SCST"). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in Article VII hereof.

                                    RECITALS

         A. WHEREAS, Yellow is the sole stockholder of SCST, and SCST is the sole stockholder of the operating subsidiaries Saia Motor Freight Line, Inc. ("Saia") and Jevic Transportation, Inc. ("Jevic");

         B. WHEREAS, Yellow's Board of Directors has determined pursuant to an integrated plan to (i) separate SCST, which comprises Yellow's non-union, regional operations, from Yellow's other businesses and operations (the "Separation") and (ii) distribute to Yellow's stockholders on a tax-free basis all of the outstanding shares of SCST's common stock (the "Distribution");

         C. WHEREAS, Yellow's Board of Directors has determined that it is in the best interests of its stockholders to consummate the Separation and the Distribution;

         D. WHEREAS, it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Distribution and certain other agreements that will govern certain matters relating to such transactions (collectively, the "Transactions") and the relationship of Yellow and SCST following the consummation of the Transactions;

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

                              TERMS AND CONDITIONS

         In consideration of the mutual covenants herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, it is hereby agreed as follows:



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                                    ARTICLE I

                              PLAN OF DISTRIBUTION


         1.1      The Distribution.

                  (i) Subject to Section 1.2 hereof, Yellow and SCST shall take all reasonable steps necessary and appropriate to cause all conditions to the Distribution to be satisfied and to effect the Distribution. Yellow's Board of Directors will have the sole discretion to determine the Distribution Date, and Yellow will consummate the Distribution subject to the satisfaction or waiver by Yellow's Board of Directors, in its sole discretion, of the conditions set forth in Section 1.2.

                 (ii) On or prior to the Distribution Date, Yellow will deliver to the Distribution Agent for the benefit of the holders of record of Yellow Common Stock on the Record Date, stock certificates, endorsed by Yellow in blank, representing all of the outstanding shares of SCST Common Stock, and shall cause the transfer agent for the Yellow Common Stock to instruct the Distribution Agent to distribute on the Distribution Date the appropriate number of such shares of SCST Common Stock to each such holder or designated transferee or transferees of such holder.

                (iii) Subject to Section 1.3 hereof, each holder of record of Yellow Common Stock (or such holder's designated transferee or transferees) on the Record Date will be entitled to receive in the Distribution that number of shares of SCST Common Stock equal to that number of shares of Yellow Common Stock owned by such holder on the Record Date divided by a number equal to the Distribution Ratio established by Yellow's Board of Directors.

         1.2      Conditions to Distribution.

                  1.2.1 The obligations of each party hereto to consummate the Distribution are subject to the satisfaction or waiver by Yellow in its sole discretion of each of the following conditions:

                           (i) the simultaneous execution, delivery, and performance as required of each of the following:

                                    (a)      this Agreement;

                                    (b)      the Tax Sharing Agreement;




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                                    (c)      the execution by both Yellow and
                                             SCST of those certain Debt
                                             Agreements listed in paragraph
                                             1.2.1 of the disclosure letter from
                                             Yellow to SCST dated the date
                                             hereof (the "Disclosure Letter") on
                                             or before the Distribution Date, in
                                             form, substance and amount
                                             satisfactory to Yellow, reflecting
                                             the payment by SCST to Yellow on or
                                             before the Distribution Date of a
                                             cash dividend or repayment of
                                             intercompany indebtedness or a
                                             combination of the foregoing
                                             (together, the "Yellow Payment") in
                                             the approximate amount of $115
                                             million;

                           (ii) the Registration Statement shall have been filed and declared effective by the Commission, and there shall be no stop order in effect with respect thereto, and no proceeding for that purpose shall have been instituted or threatened by the Commission;

                           (iii) the actions and filings with regard to state securities and blue sky laws of the United States (and any comparable laws under any foreign jurisdictions) shall have been taken and, where applicable, have become effective or been accepted;

                           (iv) the SCST Common Stock to be distributed in the Distribution shall have been admitted for trading on The Nasdaq National Market, on official notice of distribution;

                           (v) no order, injunction or decree issued by any Government Authority or other legal restraint or prohibition preventing the consummation of the Distribution or any of the other transactions contemplated by this Agreement or the Tax Sharing Agreement shall be threatened, pending or in effect;

                           (vi) the Letter Ruling shall have been issued and shall not have been revoked;

                           (vii) any material Consents and Governmental Approvals necessary to consummate the Distribution shall have been obtained and be in full force and effect;

                           (viii) Yellow's Board of Directors shall be satisfied that the Distribution will be made out of surplus within the meaning of Section 170 of the Delaware General Corporation Law;




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                           (ix)     Yellow's Board of Directors shall have
                                    approved the Separation and the Distribution and shall not have abandoned or deferred the Distribution at any time prior to the Record Date;

                           (x) Yellow's Board of Directors shall be satisfied that the Distribution does not constitute the conveyance of all or substantially all of the properties or assets of Yellow immediately prior to the Distribution, as contemplated in Section 271 of the Delaware General Corporation Law;

                           (xi) the Certificate of Incorporation and By-laws shall be in effect;

                           (xii) no other events or developments shall have occurred that, in the sole judgment of Yellow, would result in the Distribution having a material adverse effect on Yellow or its stockholders;

                           (xiii) Yellow's Board of Directors shall be satisfied that each of Yellow and SCST will be solvent following the Distribution; and

                           (xiv)    SCST shall have made the Yellow Payment.

         1.3 Sale of Fractional Shares.

                  (i) The Distribution Agent shall not distribute any fractional shares of SCST Common Stock ("Fractional Shares") to any record holder of Yellow Common Stock in connection with the Distribution. The Distribution Agent shall be instructed to aggregate all such Fractional Shares and sell them in an orderly manner promptly after the Distribution Date in the open market at the then-prevailing prices and, after completion of all such sales, distribute a pro rata portion of the gross proceeds from such sales, less appropriate deductions of the amount required to be withheld for federal income tax purposes to each record holder of Yellow Common Stock who would otherwise have received a Fractional Share. Yellow shall pay all brokerage charges, commissions and transfer taxes attributed to such sale.

                 (ii) In addition, in connection with the Distribution, SCST shall offer to the record holders of Yellow Common Stock who would otherwise receive fewer than 100 shares of SCST Common Stock in the Distribution a program by which such holders may instruct the Distribution Agent to sell such shares of SCST Common Stock on their behalf. SCST shall cause such program to be conducted in accordance with the terms and conditions described in the Information Statement.

         1.4 Sole Discretion of Yellow. The conditions set forth in Section 1.2 are for the sole benefit of Yellow and shall not give rise to or create any duty on the part of Yellow or




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                                      -5-




Yellow's Board of Directors to waive or not to waive such conditions or limit in any way Yellow's right to terminate this Agreement or alter the consequences of any such termination. Any determination made by Yellow prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 1.2 shall be conclusive. In addition, Yellow shall have the sole and absolute discretion to determine the date of consummation of the Distribution (such date, the "Distribution Date"), all terms of the Distribution, including without limitation the form, structure and terms of any transaction(s) and/or offering(s) to effect the Distribution or related to the Distribution and the timing of and conditions to the consummation of the Distribution. In addition, Yellow may in its sole and absolute discretion at any time and from time to time until the Distribution Date, modify or change the terms of the Distribution, including without limitation accelerating or delaying the timing of the consummation of all or part of the Distribution. SCST shall cooperate with Yellow in all respects to accomplish the Distribution and shall, at Yellow's direction, promptly take any and all actions necessary and desirable to effect the Distribution, including without limitation the registration under the Exchange Act of the SCST Common Stock on an appropriate registration form. Yellow shall in its sole and absolute discretion select any investment bank and managers in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and its own outside counsel.

         1.5 Termination of Obligations. The obligations of Yellow and SCST under this Agreement shall terminate on a determination by Yellow to terminate the transactions that comprise the Distribution.

                                   ARTICLE II

                       DIVISION OF ASSETS AND LIABILITIES


         2.1 Transfer of Assets and Liabilities.

                  (a) On the terms and subject to the conditions set forth in this Agreement and with effect as of the Contribution Date, Yellow hereby contributes, assigns, transfers, conveys and delivers to SCST, and shall cause its applicable Subsidiaries to contribute, assign, transfer, convey and deliver to SCST or a member of the SCST Group all of Yellow's and such applicable Subsidiaries' respective rights, title and interest in and to the assets set forth in paragraph 2.1 of the Disclosure Letter (the "Contributed Assets"). SCST, or the appropriate member of the SCST Group, hereby accepts from Yellow and its Subsidiaries the Contributed Assets.

                  (b) On the terms and subject to the conditions set forth in this Agreement and with effect as of the Contribution Date, SCST hereby accepts, assumes and agrees faithfully to perform, discharge and fulfill all the liabilities set forth in paragraph 2.1 of the



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                                      -6-



Disclosure Letter (the "Contributed Liabilities") in accordance with their respective terms, and agrees to cause its applicable Subsidiaries to accept, assume, perform, discharge and fulfill all the Contributed Liabilities to be held by its Subsidiaries in accordance with their respective terms. SCST shall thereafter be responsible for all Contributed Liabilities, regardless of (i) when or where such liabilities arose or arise, (ii) whether the facts on which they are based occurred prior to or subsequent to the date hereof, (iii) where or against whom such liabilities are asserted or determined (including without limitation any liabilities arising out of claims made by Yellow's or SCST's respective directors, officers, employees, agents, Subsidiaries or Affiliates against any member of the Yellow Group or the SCST Group), (iv) whether such liabilities were asserted or determined prior to the date hereof, and (v) whether such liabilities arise from or are alleged to arise from negligence, recklessness, violation of law, fraud or misrepresentation by any member of the Yellow Group or the SCST Group or any of their respective directors, officers, employees, agents, Subsidiaries or Affiliates.

                  (c) In the event that at any time or from time to time (whether prior to or after the Contribution Date), any party hereto (or any member of such party's respective Group), shall receive or otherwise possess any asset that is allocated to any other Person pursuant to this Agreement, such party shall promptly transfer, or cause to be transferred, such asset to the Person so entitled thereto. Prior to any such transfer, the party possessing such asset shall hold such asset in trust for any such other party, and upon such transfer each party shall reimburse the other or make financial or other adjustments to remedy any liabilities resulting from such transfer or possession.

         2.2 Allocated Employees. As of the Distribution Date, the employees of Yellow listed in paragraph 2.2 of the Disclosure Letter shall become employees of SCST (the "Allocated Employees"). Yellow shall not be responsible for insurance, employee benefits and other related benefits of the Allocated Employees that accrue from and after the Distribution Date except as may be provided in an individual agreement between Yellow and any Allocated Employee. SCST shall be responsible for all costs associated with the Allocated Employees from and after the Distribution Date. Yellow shall not be responsible for any Cobra benefit, or unemployment or workers' compensation benefit of an employee whose employment ends or whose injury or death occurs while an employee of SCST. SCST shall reimburse Yellow in accordance with the procedures set forth in
Section 4.4 if Yellow determines that it has made any direct or indirect payment in respect thereof, including without limitation as a result of adjustment to its insurance rates or government fund payment obligations. SCST's health and life insurance plans will not exclude pre-existing conditions for the Allocated Employees (except to the extent such pre-existing conditions were excluded from the corresponding Yellow plan immediately prior to the Distribution Date), will waive any waiting period requirements for the Allocated Employees, and will waive any evidence of insurability provisions for the Allocated Employees. In addition, SCST's health plans will apply toward any deductible requirements and out-of-pocket maximum limits for the plan year in





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which the Distribution takes place any amounts paid by an Allocated Employee toward such requirements and limits under the Yellow health plan in which he or she participated during such plan year. SCST shall, and shall cause its Subsidiaries to, grant the Allocated Employees credit for their service with Yellow and its Subsidiaries prior to the Distribution Date for purposes of eligibility to participate in and vesting in the benefit plans sponsored by SCST and its Subsidiaries.

         2.3 Stock Options and Restricted Stock. The outstanding stock options held by Yellow's directors, employees and other parties, including Allocated Employees, to purchase stock of Yellow shall be adjusted in the manner set forth in paragraph 2.3 of the Disclosure Letter. Certain senior officers of Yellow and its Subsidiaries Yellow Transportation, Meridian IQ and Yellow Technologies have received restricted stock grants. All such senior officers who are actively employed by Yellow or any such Subsidiary on the Distribution Date will agree to waive the shares of SCST Common Stock that they would otherwise have received in exchange for additional restricted shares of Yellow Common Stock commensurate in value to the impact of the Distribution on the value of their previous restricted stock grants. The additional grants of restricted stock will be subject to the same restrictions and vesting dates as the original grants.

         2.4 Third Party Debt. SCST and/or its subsidiaries shall make all future interest and principal payments on and after the Distribution Date on all Third Party Debt in addition to the Debt Agreements listed in paragraph 1.2.1 of the Disclosure Letter which resides on the books of SCST or its subsidiaries as of the Distribution Date, and SCST shall indemnify and hold Yellow harmless for payment of interest or principal after the Distribution Date in accordance with
Section 4.3. Third Party Debt is listed in paragraph 2.4 of the Disclosure
Letter.

         2.5 Certain Financial Support Arrangements.

                  2.5.1 Guarantees by Yellow of SCST Obligations. As of the date hereof, Yellow has provided guarantees of certain obligations of SCST and its subsidiaries, the holders, amount and duration of which are set forth in paragraph 2.5.1 of the Disclosure Letter (the "Guarantees"). As of the Distribution Date, Yellow shall cancel all Guarantees which it is permitted to cancel without the consent of any other person in accordance with the documentation governing such Guarantee. With respect to any Guarantees the cancellation of which requires the consent of a third party, SCST shall, subject to the following sentence, use its reasonable best efforts following the Distribution Date to remove such Guarantee by Yellow of obligations of SCST and its Subsidiaries, and SCST shall indemnify and hold Yellow harmless from any damages, claims, monies, or other demands incurred by or asserted against Yellow which




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                                      -8-





                           arise out of, in connection with or with reference to any Guarantee in accordance with Section 4.3. SCST shall not be required to offer monetary compensation to any holder of a Guarantee to secure its release. Yellow will not extend any Guarantee beyond the end of the term of each obligation as in effect on the date hereof.

                  2.5.2 Insurance, Collateral and Claims Administration Obligations.

                           2.5.2.1 Insurance. Responsibility as between SCST and Yellow for any self-insurance, retention, deductible, retrospective premium, or similar items, including without limitation associated administrative expenses and allocated loss adjustment or similar expenses, arising after the Distribution Date under any and all former or current insurance policies maintained by Yellow and related to liabilities or losses of SCST or its Subsidiaries prior to the Distribution Date shall be allocated by Yellow to SCST or Yellow (each of the foregoing being a "party") on a ----- basis not inconsistent with past practices between Yellow and SCST. To the extent that any party pays any expenses that were determined by Yellow to be properly allocable to the other party, such other party shall reimburse the paying party in accordance with the procedures set forth in Section 4.4.

                           2.5.2.2 Self Insurance Pool and AIT "Bank". As of the Distribution Date, a calculation shall be made by Yellow of the total of all premiums paid since inception by SCST and its Subsidiaries for coverage under the self-insurance retention pool which has been maintained by Yellow to buy down the self-insurance retentions of Jevic and Saia (and Action Express, Inc. and WestEx, Inc., merged into Saia effective March 4, 2001) from external retention levels of third-party insurance providers. To this amount there shall be added $1,014,783.00, representing SCST's and its Subsidiaries' shares of the "bank" that has been established with AI Transport, Inc. of Atlanta, Georgia ("AIT") relating to certain third-party liability claims incurred by Yellow and --- SCST's Subsidiaries over the course of Yellow's insurance arrangements with AIT. All payments made by AIT to Yellow prior to or after the Distribution Date shall be retained solely by Yellow.




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                                      -9-


                                    From the total derived in the preceding
                                    paragraph, there shall be subtracted a sum equal to a calculation made by Yellow of the actual claim payments made by Yellow to resolve claims involving SCST and its Subsidiaries within the self-insurance retention pool from its inception to the Distribution Date (the sum derived from this calculation hereinafter being referred to as the "Net Ultimate Liability of Yellow" and the calculation being detailed in paragraph
                                    2.5.2.2 of the Disclosure Letter).

                                    After the Distribution Date, claims
                                    determined by Yellow to fall within the
                                    self-insurance pool that arise out of, in connection with or with reference to activity of SCST and its Subsidiaries prior to the Distribution Date (together the "SCST Excess Liability") shall be paid first by Yellow after the Distribution Date up to the Net Ultimate Liability of Yellow. If and when said Net Ultimate Liability of Yellow is exhausted, all remaining liability for SCST Excess Liability shall be paid by SCST and its Subsidiaries, and SCST shall indemnify Yellow for any claims asserted against Yellow for amounts of SCST Excess Liability in excess of the Net Ultimate Liability of Yellow in accordance with
                                    Section 4.3. SCST shall reimburse Yellow in accordance with the procedures set forth in
                                    Section 4.4 if Yellow determines that Yellow or any of its Subsidiaries has made any direct or indirect payment in respect of SCST Excess Liability in excess of the Net Ultimate Liability of Yellow.

                           2.5.2.3 Collateral. In order to cover certain Collateral Requirements (as defined below) of SCST and its Subsidiaries, Yellow has provided letters of credit, indemnity bonds or other collateral to secure certain obligations of SCST and its subsidiaries for self insurance retention deductibles, retrospective premiums and cash payment for reserves as set forth in paragraph 2.5.2.3 of the Disclosure Letter. With respect to discussion of this issue, the following definitions apply:

                                    (i)      "Collateral" - Letters of credit,
                                             indemnity bonds, or any other form
                                             of collateral or guaranty which
                                             Yellow has or will provide to cover
                                             certain collateral requirements of
                                             SCST and its Subsidiaries following
                                             the Distribution.


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                                      -10-



                                    (ii)     "Collateral Requirements" - The
                                             collateral required by SCST's
                                             current or former insurance
                                             carriers, sureties, and all states
                                             where SCST is currently or has been
                                             self-insured for workers'
                                             compensation purposes for policy
                                             periods up to and including the
                                             March 1, 2002 - February 28, 2003
                                             policy period.

                                    (iii)    "Collateral Cost" -

                                             (1)  Collateral Cost for any fiscal
                                                  quarter ending on or prior to
                                                  the second anniversary of the
                                                  Distribution Date shall equal
                                                  the sum of the cost billed by
                                                  third parties to Yellow and
                                                  its Subsidiaries in connection
                                                  with providing Collateral as
                                                  determined by Yellow (such
                                                  billings in any fiscal
                                                  quarter, the "Billed Cost").

                                             (2)  Collateral Cost for any fiscal
                                                  quarter ending after the
                                                  second anniversary of the
                                                  Distribution Date and on or
                                                  prior to the fourth
                                                  anniversary of the
                                                  Distribution Date shall equal
                                                  the sum of (a) the Billed Cost
                                                  for such fiscal quarter plus
                                                  (b) 25 basis points multiplied
                                                  by the average daily face
                                                  amount of the Collateral for
                                                  such fiscal quarter as
                                                  determined by Yellow.

                                             (3)  Collateral Cost for any fiscal
                                                  quarter ending after the
                                                  fourth anniversary of the
                                                  Distribution Date and on or
                                                  prior to the fifth anniversary
                                                  of the Distribution Date shall
                                                  equal the sum of (a) the
                                                  Billed Cost for such fiscal
                                                  quarter plus (b) 50 basis
                                                  points multiplied by the
                                                  average daily face amount of
                                                  the Collateral for such fiscal
                                                  quarter as determined by
                                                  Yellow.

                                             (4)  Collateral Cost for any fiscal
                                                  quarter ending after the fifth
                                                  anniversary of the
                                                  Distribution Date and on or
                                                  prior to the sixth anniversary
                                                  of the Distribution Date shall
                                                  equal the sum of (a) the
                                                  Billed Cost for such fiscal
                                                  quarter plus (b) 75 basis
                                                  points multiplied by the
                                                  average daily face



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                                      -11-


                                                  amount of the Collateral for
                                                  such fiscal quarter as
                                                  determined by Yellow.

                                             (5)  Collateral Cost for any fiscal
                                                  quarter ending after the sixth
                                                  anniversary of the
                                                  Distribution Date and on or
                                                  prior to the seventh
                                                  anniversary of the
                                                  Distribution Date shall equal
                                                  the sum of (a) the Billed Cost
                                                  for such fiscal quarter plus
                                                  (b) 100 basis points
                                                  multiplied by the average
                                                  daily face amount of the
                                                  Collateral for such fiscal
                                                  quarter as determined by
                                                  Yellow.

                                             (6)  Collateral Cost for any fiscal
                                                  quarter ending after the
                                                  seventh anniversary of the
                                                  Distribution Date shall equal
                                                  the sum of (a) the Billed Cost
                                                  for such fiscal quarter plus
                                                  (b) 125 basis points
                                                  multiplied by the average
                                                  daily face amount of the
                                                  Collateral for such fiscal
                                                  quarter as determined by
                                                  Yellow.

                                    The Collateral Cost shall be billed on a quarterly basis in arrears following the Distribution Date. If Yellow receives a refund from collateral providers for the Billed Cost of Collateral that SCST has replaced following Yellow's payment of the annual cost of such Collateral, Yellow shall reimburse SCST the amount of such Billed Cost and related premium paid by SCST or any of its Subsidiaries to Yellow or any of its Subsidiaries within [15] calendar days of receipt by Yellow of such refund. Payment of the Collateral Cost by SCST shall be due within 15 calendar days after receipt by SCST of the applicable Yellow bill or invoice.

                                    After the Distribution, Yellow shall leave existing Collateral in place until such Collateral has been released by its holders, except that SCST immediately after the Distribution shall replace $15 million of the existing Collateral detailed in paragraph 2.5.2.3 of the Disclosure Statement with Collateral obtained by SCST. Notwithstanding the foregoing, in the event that SCST experiences demands for increased Collateral from any of the holders of such Collateral detailed in paragraph 2.5.2.3 of the Disclosure Statement between the Distribution Date and February 28, 2003, Yellow shall either provide such



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                                      -12-


                                    increased Collateral or instruct SCST to provide such increased Collateral with a credit against SCST's replacement Collateral obligation described above, at Yellow's option.

                                    Yellow shall provide no additional
                                    Collateral to SCST or any of SCST's
                                    Subsidiaries for any insurance, or
                                    self-insurance obligations arising after
                                    February 28, 2003.

                                    Notwithstanding the foregoing, in the event that any holder of any Collateral provided by Yellow redeems or calls such Collateral, SCST shall be required to reimburse Yellow in accordance with the procedures set forth in Section 4.4 and to indemnify and hold Yellow harmless in accordance with Section 4.3.

                           2.5.2.4 Claims Administration Obligations. Yellow and SCST acknowledge that Yellow currently receives invoices for claims administration expenses provided by third party administrators ("TPAs") that ---- pertain in whole or in part to the handling and disposition of claims on behalf of Saia under SCST's and Saia's insurance programs for years prior to the year ended March 1, 2000. Yellow shall continue to pay such invoices by TPAs after the Distribution Date and SCST and Saia shall be jointly or severally obligated to reimburse Yellow for the portion of such invoices which relate to services performed by TPAs on behalf of Saia. Yellow shall not pay the portion of any such invoices as relate to services performed on behalf of Saia until SCST and/or Saia has verified in writing the correctness of the billing, which SCST or Saia must do within fifteen (15) calendar days of presentment of the invoice by Yellow to SCST. If SCST or Saia does not deliver such written verification on or prior to the date that is fifteen (15) calendar days after the presentment of such invoice, Yellow shall regard SCST as having verified such invoice. Yellow will use its reasonable efforts to contest any such billing on Saia's behalf, and the parties will provide all reasonable cooperation required to resolve any billing disputes. If Yellow and SCST decide not to pay a disputed invoice or to pay only a portion thereof, SCST will indemnify Yellow from any damages or costs incurred by Yellow stemming from such non-payment or partial payment in accordance with Section 4.3. SCST or

                                    Saia, as the case may be, shall reimburse
                                    Yellow within fifteen (15) calendar days of Yellow's payment of that portion of each TPA invoice that relates to performance by TPAs of services on their behalf.

         2.6 Miscellaneous Obligations and Claims. Certain miscellaneous obligations of Yellow and potential claims against third parties exist which shall be divided between Yellow and SCST as follows:

                  2.6.1 Preston Trucking Company, Inc. Claims. Yellow has incurred certain expenses and has filed a claim in bankruptcy to recover such expenses stemming from the bankruptcy of its former subsidiary Preston Trucking Company, Inc. ("Preston"). Any and all expenses incurred stemming from the bankruptcy of Preston, whether ------- already incurred or to be incurred in the future, shall be the sole responsibility of Yellow, and Yellow shall be the sole beneficiary of any payment of the claim in bankruptcy that has been filed by Yellow against Preston, either for amounts already claimed or to be claimed in the future, specifically including any payment or valuation of the Warrant dated July 15, 1998, to purchase shares of Preston, that is presently held by Yellow. Following the Distribution Date, Yellow shall indemnify and hold SCST harmless in accordance with
                           Section 4.3 for claims which in any manner relate to or stem from the bankruptcy of Preston and the former ownership of Preston by Yellow.

                  2.6.2 Luciano Transport Litigation. SCST's Subsidiary Saia is presently engaged in litigation against Luciano Transport, Inc. ("Luciano") and its owner Luis Saia, III relating to unpaid interline receivables that are owed by Luciano to Saia. SCST and/or Saia shall be solely responsible for the future prosecution of any claim against Luciano and/or Luis Saia, III for these unpaid interline receivables after the Distribution and SCST and/or Saia shall be the recipients of any and all judgment, settlement or other recovery ultimately achieved as a result of or in connection with such litigation against Luciano and Luis Saia, III, after the payment to Yellow of all expenses, including without limitation attorneys' fees up to a maximum of $25,000, that Yellow determines that it or any of its Subsidiaries (other than SCST or Saia) has incurred in the prosecution of this claim prior to the Distribution (together, the "Yellow Luciano Litigation Expenses"). Amounts received by SCST or Saia as a result of or in connection with such litigation shall be paid first to Yellow in full satisfaction of the Yellow Luciano Litigation

                           Expenses, promptly upon receipt thereof by any member of the SCST Group, and then to SCST or another member of the SCST Group.

                  2.6.3 Benesight Litigation. Saia is presently engaged in litigation against Benesight, Inc. ("Benesight") for services previously provided by Benesight as the TPA of Saia's medical plan. SCST and Saia shall solely be responsible for the future prosecution of any claim against Benesight and SCST and Saia shall be the recipients of any and all judgment, settlement or other recovery ultimately achieved as a result of such litigation against Benesight, after the payment to Yellow of all expenses, including without limitation attorneys' fees up to a maximum of $20,000, that Yellow determines that it or any of its Subsidiaries (other than SCST or Saia) has incurred in the prosecution of this claim prior to the Distribution (together, the "Yellow Benesight Litigation Expenses"). Amounts received by SCST or Saia as a result of or in connection with such litigation shall be paid first to Yellow in full satisfaction of the Yellow Benesight Litigation Expenses, promptly upon receipt thereof by any member of the SCST Group, and then to SCST or another member of the SCST Group.

                  2.6.4 Remaining Action Express Purchase Obligations. Pursuant to the Purchase Agreement entered into between Dan and David Fulkerson and Yellow for the issued and outstanding shares of Action Express, Inc. (merged into Saia effective March 4, 2001) on November 3, 1998, future sums are due both Dan and David Fulkerson in the form of payments under the terms of their non-compete agreements through January 31, 2006 and January 31, 2005, respectively. The responsibility for all such payments after the Distribution shall rest with SCST and/or Saia, and SCST shall indemnify and hold Yellow harmless for all damages, payments, costs and expenses incurred by Yellow after the Distribution Date which relate in any manner to the Action Express acquisition or claims for damages from the prior owners of Action Express allegedly arising out of said acquisition in accordance with Section 4.3.

                  2.6.5 Jevic Executive Employment and Severance Agreements. In connection with the acquisition by Yellow of Jevic on July 9, 1999, Yellow and Jevic entered into employment agreements (the "Jevic Employment Agreements") with certain senior officers of Jevic, which employment agreements incorporated by reference severance agreements previously entered into between said senior officers and Jevic. The responsibility for any payments under the Jevic Employment Agreements after the

                           Distribution Date shall rest with SCST and Jevic, and SCST shall indemnify and hold Yellow harmless for all damages, payments, costs and expenses incurred by Yellow after the Distribution Date which relate in any manner to claims for damages or payments under the Jevic Employment Agreements in accordance with
                           Section 4.3.

                  2.6.6 Assignment of Rights. Yellow hereby assigns to SCST any rights or claims which Yellow has or may have against any third parties which arise out of the acquisition by Yellow of Jevic, Smalley Transportation Company, Johnson Freight Lines, Inc., and Action Express, Inc., together with any rights or claims arising at any time after any such acquisition.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES


         3.1 Representations and Warranties of Yellow. Yellow represents and warrants to SCST as follows:

                  (a) Organization and Standing. Yellow is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

                  (b) Authority and Status. Yellow has full power and authority to execute and deliver this Agreement and the Tax Sharing Agreement, to perform its obligations hereunder and under the Tax Sharing Agreement, and to consummate the transactions contemplated hereby and under the Tax Sharing Agreement without the necessity of any act or consent of any other person. Yellow has taken all necessary and appropriate corporate action, including obtaining all necessary board consents, with respect to the execution, delivery, and performance of this Agreement and the Tax Sharing Agreement. This Agreement and the Tax Sharing Agreement to be executed, delivered and performed by Yellow in connection herewith constitute or will, when executed and delivered, constitute the valid and legally binding obligations of Yellow, enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy insolvency, reorganization, moratorium or similar laws from time to time affecting the enforcement of creditors' rights generally.

                  (c) Litigation. To the knowledge of Yellow, there is no claim, litigation, action, suit or proceeding, administrative or judicial, pending or threatened against Yellow or related to the business or the assets transferred pursuant to this Agreement or the transactions contemplated hereunder, at law or in equity, before any federal, state, local or foreign court or regulatory agency, or other governmental authority, which could result in the institution of legal proceedings to prohibit or restrain the consummation or performance of this Agreement or the transactions contemplated hereby, or claim damages as a result of this Agreement or the transactions contemplated hereby.

                  (d) No Conflict. Neither the execution and delivery of this Agreement and the Tax Sharing Agreement nor compliance with the terms and provisions hereof and thereof, including, without limitation, the consummation of the transactions contemplated hereby and thereby, will conflict with or result in the breach of any term, condition or provisions of Yellow's Certificate of Incorporation or By-laws or applicable law, regulation, or court order.

         3.2 Representations and Warranties of SCST. SCST represents and warrants to Yellow as follows:

                  (a) Organization and Standing. SCST is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.

                  (b) Authority and Status. SCST has full power and authority to execute and deliver this Agreement and the Tax Sharing Agreement, to perform its obligations hereunder and thereunder and consummate the transactions contemplated hereby and thereby without the necessity of any act or consent of any other person. SCST has taken all necessary and appropriate corporate action, including obtaining all necessary board and shareholder consents with respect to the execution, delivery and performance by SCST of this Agreement and of the Tax Sharing Agreement. This Agreement and the Tax Sharing Agreement constitute or will when executed and delivered constitute the valid and legally binding obligation of SCST enforceable against it in accordance with their respective terms, except as enforceability may be limited by applicable, equitable principles or by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time affecting the enforcement of creditors rights generally.

                  (c) No Conflict. Neither the execution and delivery of this Agreement and the Tax Sharing Agreement nor the terms and provisions hereof and thereof including, without limitation, the consummation of the transactions contemplated hereby and thereby will conflict with or result in the breach of any term, condition or provisions of the Certificate of Incorporation or By-laws, as amended and restated, or applicable law, regulation or court order.

                                   ARTICLE IV

                                 RELATED MATTERS

         4.1      Access to Information.

                  (a) From and after the Distribution Date, each of Yellow and SCST, on behalf of its respective Group, agrees to provide or cause to be provided to the other Group any Information in the possession or under the control of such Group which the requesting party reasonably needs

                           (i) to comply with reporting, disclosure, filing or
                  other requirements imposed on the requesting party (including under applicable securities laws) by a Governmental Authority having jurisdiction over the requesting party;

                           (ii) for use in any other judicial, regulatory,
                  administrative or other proceeding or in order to satisfy audit, accounting, claims, regulatory, litigation or other similar requirements, in each case other than claims or allegations that one party to this Agreement has against the other; or

                           (iii) subject to the foregoing clause (ii), to comply
                  with its obligations under this Agreement or the Tax Sharing Agreement;

         provided however, that in the event that any party hereto determines that any such provision of Information could be commercially detrimental, violate any law or agreement, or waive any attorney-client privilege, the parties shall take all reasonable measures to permit the compliance with such obligations in a manner that avoids any such harm or consequence.

                  (b) Except as otherwise specifically provided for herein, a party providing Information or witnesses to the other hereunder shall be entitled to receive from the recipient, upon the presentation of appropriate invoices therefore, payments for such amounts relating to supplies, out-of-pocket expenses, and such other costs, employee time and disbursements, which may be reasonably incurred in providing such information or witnesses. Invoices shall be due and payable within fifteen (15) calendar days of receipt. Employee time shall be billed at the involved employee's hourly rate for hourly employees with a four-hour minimum, and salary calculated on a per diem basis for salaried employees with a one calendar day minimum.

         4.2 Confidentiality. Each of Yellow and its Subsidiaries (other than SCST and its Subsidiaries) and SCST and its Subsidiaries shall hold and cause each of their respective officers, directors, employees, agents, consultants and advisors to hold, in strict confidence, all non-public information concerning the other party, unless compelled to disclose such information by judicial or administrative process or, in the opinion of counsel, by the requirements of law (in which case such party shall promptly notify the other party so that the other party may seek a protective order or other appropriate remedy). Each party shall not release or disclose such information to any other person except its auditors, attorneys, financial advisors, bankers, subcontractors and other consultants and advisors who have a need to know who shall be bound by the provisions of this Section 4.2. Each party shall be deemed to have satisfied its obligations hereunder with respect to confidential information supplied by the other party if it exercises the same care as it does to preserving the confidentiality of its own similar information.

         4.3      Indemnification.

                  (a) except as otherwise provided in this Agreement, Yellow shall indemnify SCST, its Subsidiaries and their officers, directors, managers, members, employees, agents, affiliates and advisors (collectively, the "SCST Indemnitees") from and against and shall reimburse such SCST Indemnitees in respect of any and all Losses resulting from or arising out of (i) any Yellow Liabilities (whether arising prior to or after the Distribution Date), (ii) the failure of Yellow to perform any of its obligations under this Agreement in any material respect, and (iii) all Liabilities arising out of the business, operations and assets of Yellow and Yellow's Subsidiaries after the Distribution Date.

                  (b) Except as otherwise provided in this Agreement, SCST shall indemnify Yellow, its Subsidiaries and their officers, directors, managers, members, employees, agents, affiliates and advisors (collectively, the "Yellow Indemnitees") from and against and shall reimburse such Yellow Indemnitees in respect of any and all Losses resulting from or arising out of (i) any of the SCST Liabilities (whether arising prior to or after the Distribution Date), (ii) the failure of SCST to perform any of its obligations under this Agreement in any material respect, and (iii) all Liabilities arising out of the business, operations and assets of SCST and SCST's Subsidiaries after the Distribution Date.

                  (c) Any Liabilities not allocated to Yellow or its Subsidiaries or to SCST or its Subsidiaries hereunder shall be allocated to either Yellow or SCST by the Chief Executive Officer of Yellow in his sole discretion.

                  (d) Neither party shall be liable for indemnification with respect to any claim for which indemnification may result hereunder unless the party seeking indemnification (the "Indemnitee") notifies the other party (the "Indemnifying Party") in writing of the nature of the claim in as much detail as is feasible within a reasonable time after the facts giving rise to such claim are known to the Indemnitee. The Indemnifying Party shall be entitled to participate at its own expense in the defense or, if it so elects by a writing delivered to the Indemnitee within thirty (30) calendar days after receipt of such notice, to assume at its own expense the defense of the matter giving rise to the claim for indemnification or of any suit brought in connection with it. If the Indemnifying Party elects to assume a defense and is reasonably creditworthy or carries insurance so as to make it reasonable to expect it will be able to discharge an adverse judgment, the defense shall be conducted by counsel chosen by it. Only one counsel will be provided for the Indemnitee in any one proceeding regardless of the number of entities or individuals to be indemnified and the Indemnifying Party shall be able to settle if it obtains an unconditional release without limitations on future conduct. If the Indemnitee elects to assume the defense of any such claim or suit and retains such counsel, the Indemnitee shall bear the fees and expenses of its own counsel arising out of any legal service thereafter performed by that counsel. In the event the Indemnitee elects to defend against any such claim it will, so long as the Indemnifying Party is actively engaged in defense of the claim, refrain from paying or compromising the claim and will extend its cooperation and assistance to the Indemnifying Party in its defense against the claim. If the parties hereto or an Indemnitee are unable to agree upon or settle any claim for indemnity, either party or an Indemnitee may submit the Indemnitee claim to the dispute resolution procedure provided for herein. Notwithstanding the foregoing, there shall be no obligation for one party to indemnify the other for any dispute in which the amount in controversy is less than $5,000.

         4.4 Manner of Payments. Except as otherwise provided in this Agreement, any reimbursements or other payments to be made on and after the Distribution Date by any party to any other party hereunder shall be due within fifteen (15) calendar days of the receipt by the owing party of an invoice or other billing documentation accompanied by reasonably detailed supporting information.

         4.5 Taxes. Yellow and SCST have entered into a Tax Sharing Agreement regarding their respective rights and obligations with respect to taxes of Yellow and SCST for all periods prior to the (or including) Distribution and certain other tax related matters. In the event of any conflict between the terms of the Tax Sharing Agreement and the terms of this Agreement, the terms of the Tax Sharing Agreement shall prevail.

         4.6 Expenses. Except as otherwise provided in this Agreement or the Tax Sharing Agreement, all out-of-pocket expenses incurred in connection with the Distribution up to and including the Distribution Date shall be paid by Yellow. Thereafter, except as otherwise provided in this Agreement or in the Tax Sharing Agreement, each party shall bear its own expenses in connection with the Distribution.

         4.7 Non-solicitation. For twenty-four (24) months after the date hereof, Yellow and SCST shall not, directly or indirectly, offer, induce, recruit, solicit, influence or attempt to influence any employee of the other or any of its subsidiaries to terminate his or her employment for the purpose of working for the other (without the prior written consent of the other party). This Section 4.7 shall not prohibit one party from hiring an employee of the other party if such employment is the result of an employee's soliciting employment by the employing party without any inducement or attempt by the employing party to encourage said employee, or if the employment occurs as a result of a general solicitation for employment by one party not specifically directed at the other party.

                                    ARTICLE V

                               DISPUTE RESOLUTION


         5.1 Use of Dispute Resolution; Presumptions. Except as otherwise set forth in the Tax Sharing Agreement, resolution of any and all disputes arising from or in connection with this Agreement or the Tax Sharing Agreement, whether based on contract, tort or otherwise (collectively, "Disputes") shall be exclusively governed by and settled in accordance with the provisions of this
Article V, it being understood and agreed by SCST that any calculation or determination made by Yellow with respect to or in connection with the Distribution or this Agreement shall be deemed reasonable and binding on SCST absent manifest error.

         5.2 Negotiation. The parties shall make a good faith attempt to resolve any Dispute through negotiation. Within fifteen (15) calendar days after notice of a Dispute is given by either party to the other party, each party shall select a negotiating team comprised of vice president-level employees of such party and shall meet within fifteen (15) calendar days after the end of the first fifteen (15) calendar day negotiating period to attempt to resolve the matter. During the course of negotiations under this Section 5.2, all reasonable requests made by one party to the other for Information, including requests for copies of relevant documents, will be honored. The specific format for such negotiations will be left to the discretion of the designated negotiating teams and may include the preparation of agreed upon statements of fact or written statements of position furnished to the other party.

         5.3 Non-binding Mediation. In the event that any Dispute arising out of or related to this Agreement is not settled by the parties within fifteen (15) calendar days after the first meeting of the vice president-level negotiating teams under Section 5.2, the parties will attempt in good faith to resolve such Dispute by non-binding mediation in accordance with the American Arbitration Association Commercial Mediation Rules as in effect at such time. Mediation shall be held within thirty (30) calendar days of the end of such fifteen (15) calendar day negotiation period of the negotiating teams. Except as provided in
Section 5.4, no litigation for the resolution of such Dispute may be commenced until the parties attempt in good faith to settle the dispute by such mediation in accordance with such rules and either party has concluded in good faith that amicable resolution through continued mediation of the matter does not appear likely. The costs of mediation shall be shared equally by the parties to the mediation. Any settlement reached by mediation shall be recorded in writing, signed by the parties, and shall be binding on them.

         5.4 Proceedings. Nothing herein, however, shall prohibit either party from initiating litigation or other judicial or administrative proceedings if there is a substantial likelihood that such party would be substantially harmed by a failure to act during the time that such good faith efforts are being made to resolve the Dispute through negotiation or mediation. In the event that litigation is commenced under this Section 5.4, the parties agree to continue to attempt to resolve any Dispute according to the terms of Section 5.2 and Section
5.3 during the course of such litigation proceedings under this Section 5.4.

         5.5 Continuity of Service and Performance. Unless otherwise agreed in writing, the parties will continue to provide service on all of the commitments in this Agreement and the Tax Sharing Agreement during the course of dispute resolution pursuant to the provisions of this Article V with respect to all matters not subject to the Dispute.

         5.6 Further Assurances. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its reasonable best efforts to (i) execute and deliver such further documents and take such other actions as any other party may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof, and (ii) take, or cause to be taken, all actions, and to do or cause to be done all things reasonably necessary, proper or advisable under applicable law, regulation and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including without limitation using its reasonable best efforts to obtain any consents and approvals and make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement.

                                   ARTICLE VI

                                  MISCELLANEOUS


         6.1 Survival. The provisions of this Agreement shall survive the Distribution Date.

         6.2 Entire Agreement. This Agreement supersedes and cancels any and all previous agreements, written or oral, between the parties relating to the subject matter hereof. This Agreement and the Tax Sharing Agreement express the complete and final understanding of the parties with respect to the subject matter thereto and may not be changed in any way, except as provided in Section 6.3.

         6.3 Waiver and Modification. An amendment or modification of this Agreement will be valid and effective only if it is in writing and signed by each party to this Agreement.

In addition, a waiver of any duty, obligation or responsibility of a party under this Agreement will be valid and effective only if it is evidenced by writing, signed by or on behalf of the party against whom the waiver or discharge is sought to be enforced. The waiver by either party of a breach of a provision of this Agreement will not constitute a waiver of the succeeding breach of the provision or a waiver of the provision itself.

         6.4 Notices. All notices, requests, consents and other communications hereunder to any parties shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy confirmed receipt, nationally recognized overnight courier, or first class registered or certified mail, return receipt requested, postage pre-paid, addressed to such party at the address set forth below:

            If to Yellow to:

                     10990 Roe Avenue
                     Overland Park, KS  66211
                     Fax:  (913) 696-6116
                     Attn:  Senior Vice President-Legal and Corporate Secretary
                     e-mail:  [                    ]

            If to SCST to:

                     One Main Plaza
                     4435 Main Street, Suite 930
                     Kansas City, MO  64111
                     Fax:  (816) 714-5920
                     Attn:  Vice President and Chief Financial Officer
                     e-mail:  [                     ]

         All notices, request, consents and other communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; when receipt acknowledged, if telecopied; on the next business day after timely delivery to the courier, if sent by overnight courier guaranteeing next day delivery; and five business days after being deposited in the mail, postage pre-paid, if mailed.

         6.5 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

         6.6 Severability. In the event any provision of the Agreement or portion thereof is found to be wholly or partially invalid, illegal or unenforceable in any judicial proceeding, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

         6.7 Assignment. Neither of the parties shall assign any of its rights or obligations under this Agreement without the prior written consent of the other party.

         6.8 Choice of Law. This Agreement shall be interpreted under the laws of the State of Delaware, without giving effect to said state's conflict of laws principles.

         6.9 No Third-Party Beneficiaries. This Agreement is not intended to, and does not, create any third-party contractual or other rights. No person or entity shall be deemed to be a third-party beneficiary with respect to this Agreement.

                                   ARTICLE VII

                                  DEFINED TERMS


         7.1      Defined Terms.
                  -------------

        Defined Term                                     Location in Document
        ------------                                     --------------------
        AIT..........................................    2.5.2.2
        Agreement....................................    Preamble
        Allocated Employees.........................     2.2
        Benesight...................................     2.6.3
        Billed Cost.................................     2.5.2.3
        Collateral..................................     2.5.2.3
        Collateral Cost.............................     2.5.2.3
        Collateral Requirements.....................     2.5.2.3
        Contributed Assets..........................     2.1
        Contributed Liabilities.....................     2.1
        Disclosure Letter...........................     1.2.1
        Disputes....................................     5.1
        Distribution................................     Recitals
        Distribution Date...........................     1.4
        Fractional Shares...........................     1.3
        Guarantees..................................     2.5.1
        Indemnifying Party..........................     4.3
        Indemnitee..................................     4.3

        Jevic.......................................     Recitals
        Luciano.....................................     2.6.2
        Net Ultimate Liability of Yellow............     2.5.2.2
        Preston.....................................     2.6.1
        Saia........................................     Recitals
        SCST........................................     Preamble
        SCST Excess Liability.......................     2.5.2.2
        SCST Indemnitees............................     4.3
        Separation..................................     Recitals
        TPA.........................................     2.5.2.4
        Transactions................................     Recitals
        Yellow......................................     Preamble
        Yellow Benesight Litigation Expenses........     2.6.3
        Yellow Indemnitees..........................     4.3
        Yellow Luciano Litigation Expenses..........     2.6.2
        Yellow Payment..............................     1.2.1

                  "Action" means any action, claim, suit, arbitration, subpoena, discovery request, proceeding or investigation by or before any court or grand jury, any Governmental Authority or arbitration tribunal.

         "By-laws" means the By-laws of SCST, substantially in the form of Exhibit A.

         "Certificate of Incorporation" means the Amended and Restated Certificate of Incorporation of SCST, substantially in the form of Exhibit B.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Commission" means the Securities and Exchange Commission.

         "Consents" means any consents, waivers or approvals from, or notification requirements to, any third parties.

         "Contribution Date" means the Distribution Date or such other date prior to the Distribution Date as the Yellow Board of Directors may determine.

         "Debt Agreements" means each of those agreements listed in paragraph
1.2.1 of the Disclosure Letter.

         "Distribution Ratio" means the number of shares of Yellow Common Stock that a stockholder must own at the Record Date that will entitle such stockholder to receive one share of SCST Common Stock on the Distribution Date.

         "Distribution Time" means [ ] [p.m.], New York City Time, on the Distribution Date.

         "Effective Date" means the date on which the Registration Statement is declared effective by the Commission.

         "Exchange Act" means the Securities and Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

         "Governmental Approvals" means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

         "Governmental Authority" means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

         "Group" means the Yellow Group or the SCST Group, as the context requires.

         "Information" means all administrative records, books, contracts and instruments, and all computer software (excluding any software not owned by Yellow or SCST, as the case may be) and computer data and other owned data and information.

         "Information Statement" means the information statement included in the Registration Statement.

         "Letter Ruling" means a private letter ruling received from the Internal Revenue Service to the effect that, among other things, the Distribution will qualify as a tax-free distribution for federal income tax purposes under Section 355 of the Code.

         "Liabilities" means any and all indebtedness, liabilities or obligations, whether accrued, fixed or contingent, mature or inchoate, known or unknown, reflected on a balance sheet or otherwise, including, but not limited to, those arising under any law, rule, regulation, Action, order, injunction or consent decree of any Governmental Authority or any judgment of any court of any kind or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

         "Losses" means any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including, without limitation, the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys', accountants', consultants' and other professionals' fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), including direct and consequential damages, but excluding punitive damages (other than punitive damages awarded to any third party against an Indemnified Party).

         "Person" means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

         "Record Date" means the close of business on the date to be determined by Yellow's Board of Directors as the record date for determining stockholders of Yellow entitled to receive shares of SCST Common Stock in the Distribution.

         "Registration Statement" means the Registration Statement (No. ) on Form 10 filed by SCST with the Commission to effect the registration of the SCST Common Stock pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended from time to time.

         "SCST Common Stock" means the common stock, par value $0.001 per share, of SCST entitled to one vote per share.

         "SCST Group" means SCST, each Subsidiary of SCST and each other Person that is either controlled directly or indirectly by SCST immediately after the Distribution Date.

         "SCST Liabilities" means any and all Liabilities of SCST or any of its Subsidiaries of any kind or nature to the extent resulting from or arising out of the present, past or future operation or conduct of the business, operations or assets of SCST or of any Subsidiary of SCST, and shall include without limitation:

(i)      Liabilities resulting from or arising out of the Contributed Assets;

(ii)     Liabilities resulting from or arising out of the Contributed
         Liabilities;

(iii)    Liabilities resulting from or arising out of the Allocated Employees;

(iv)     Liabilities resulting from or arising out of the Guarantees;

(v)      Liabilities allocated to SCST pursuant to Section 2.5.2.1;

(vi)     Liabilities resulting from or arising out of the SCST Excess Liability;

(vii)    Liabilities resulting from or arising out of the Collateral Costs;

(viii)   Liabilities allocated to SCST pursuant to Section 2.5.2.4;

(ix) Liabilities resulting from or arising out of the litigation described in Section 2.6.2;

(x) Liabilities resulting from or arising out of the litigation described in Section 2.6.3;

(xi) Liabilities resulting from or arising out of the litigation described in Section 2.6.4;

(xii) Liabilities resulting from or arising out of the Jevic Employment Agreements; and

(xiii) Liabilities resulting from or arising out of the rights and claims described in Section 2.6.6.

         "Securities Act" means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

         "Subsidiary" of any Person means any corporation, partnership, limited liability entity, joint venture or other organization, whether incorporated or unincorporated, of which such Person or a Subsidiary of such a Person, or such Person and one or more of its Subsidiaries (i) directly or indirectly owns or controls at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation; (ii) has control, whether contractual or otherwise; (iii) is a general partner, manager or managing member; or (iv) holds a majority of the equity interests.

         "Tax Sharing Agreement" means that certain Tax Indemnification and Allocation Agreement by and between Yellow and SCST, substantially in the form of Exhibit C.

         "Third Party Debt" means all debt in addition to that evidenced by the Debt Agreements listed in paragraph 1.2.1 of the Disclosure Letter residing on the books of SCST or its subsidiaries as of the Distribution Date and specifically excludes intercompany debt owed by SCST or its subsidiaries directly to Yellow. Third Party Debt is listed in paragraph 2.4 of the Disclosure Letter.

         "Yellow Common Stock" means the common stock, par value $1.00 per share, of Yellow.

         "Yellow Group" means Yellow, each Subsidiary of Yellow and each Person (other than any member of the SCST Group) that is either controlled directly or indirectly by Yellow immediately after the Distribution Date.

         "Yellow Liabilities" means any and all Liabilities of Yellow or any of its Subsidiaries (other than SCST and its Subsidiaries) of any kind or nature to the extent resulting from or arising out of the present, past or future operation or conduct of the business, operations or assets of Yellow or of any Subsidiary of Yellow (other than SCST and its Subsidiaries), and shall include Liabilities resulting from or arising out of the claims described in Section 2.6.1.

         IN WITNESS WHEREOF, the parties have executed this Master Separation and Distribution Agreement as of the date first above written.


Yellow Corporation                         SCS Transportation, Inc.


By:                                        By:
       ------------------------                    --------------------------
       Name:                                       Name:
       Title:                                      Title: